SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant  [x]

Filed by a Party other than the Registrant [ ]

      Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                         INTELECT COMMUNICATIONS, INC.
               (Name of Registrant as Specified In Its Charter)

          -----------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

[x]   No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
_________________________ (2) Aggregate number of securities to which transaction applies: ________________________ (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined: ____________________________________________________________________
(4)   Proposed maximum aggregate value of transaction: _________________________
(5)   Total fee paid: __________________________________________________________

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid: __________________________________________________
(2)   Form, Schedule or Registration Statement No.: ____________________________
(3)   Filing Party: ____________________________________________________________
(4)   Date Filed: ______________________________________________________________

                         INTELECT COMMUNICATIONS, INC.

To the Stockholders of Intelect Communications, Inc.:

      You are requested to vote on the matters being presented for action at a Special Meeting of Stockholders of Intelect Communications, Inc. These matters are important and critical to the Company's capability to meet its obligations and sustain its capital and financial flexibility. We urge your affirmative vote in support of the Company's continuing progress. We appreciate your interest and consideration.

        Our meeting is called for December 22, 1998 at the Company's offices located at 1100 Executive Drive, Richardson, Texas 75081. The attached Notice of Special Meeting and Proxy Statement describe the business of the meeting. Directors and officers of the Company will also be present to address the items for actions and respond to stockholder inquiries.

      We cordially invite you to attend the meeting. Whether or not you plan to attend the meeting, please sign, date, and return the enclosed proxy promptly in the envelope provided. If you attend the meeting, you may, at your discretion, withdraw the proxy and vote in person.

      Thank you for your time and consideration to respond to this request.

                                    Sincerely,
                                    For the Board of Directors
                                    and Management


                                    /s/Herman M. Frietsch
                                    Herman M. Frietsch
                                    Chairman


Enclosures
November __, 1998

                         INTELECT COMMUNICATIONS, INC.

                                NOTICE OF THE
                       SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON DECEMBER 22, 1998

To the Stockholders of Intelect Communications, Inc.

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Intelect Communications, Inc. (the "Company") will be held on December 22, 1998, at 1:00 p.m. local time at the Company's offices located at 1100 Executive Drive, Richardson, Texas 75081 (the "Meeting") for the purpose of considering and voting upon the following matters:

      1. To consider and vote upon a proposal to approve the issuance of the Company's common stock, par value $0.01 (the "Common Stock") issuable upon conversion of the Company's Series C Convertible Preferred Stock, $0.01 par value per share (the "Series C Preferred Stock") and the Company's Series D Convertible Preferred Stock, $0.01 par value per share (the "Series D Preferred Stock");

      2. To consider and vote upon a proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 50,000,000 to 100,000,000 shares;

      and

      3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

      The Board of Directors of the Company has fixed the close of business on November 4, 1998 as the record date for the meeting, and only holders of Common Stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.


                              BY ORDER OF THE BOARD OF DIRECTORS
                              EDWIN J. DUCAYET, JR., ASSISTANT SECRETARY
Richardson, Texas
November__, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                        INTELECT COMMUNICATIONS, INC.

                             1100 Executive Drive
                           Richardson, Texas 75081

                               PROXY STATEMENT
                                    FOR A
                SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
                              DECEMBER 22, 1998


      This Proxy Statement accompanies the Notice (the "Notice") of a Special Meeting of Stockholders of Intelect Communications, Inc. (the "Company") and is furnished in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies to be voted at the Special Meeting of Stockholders of the Company (the "Meeting") and at any and all adjournments of such Meeting. The Meeting is to be held on December 22, 1998, at the Company's offices located at 1100 Executive Drive, Richardson, Texas 75081 at 1:00 p.m. local time.

       The Notice of Meeting, this Proxy Statement, and the enclosed proxy are being first mailed to stockholders on or about November __, 1998.

PURPOSES OF THE SPECIAL MEETING

      At the Meeting, holders of record of the Company's outstanding shares of common stock, par value $0.01 per share ("Common Stock"), will be asked (i) to consider and vote upon a proposal (the "Preferred Stock Proposal") to approve the issuance of Common Stock issuable upon conversion of the Company's Series C Convertible Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock") and the Company's Series D Convertible Preferred Stock, par value $0.01 per share (the "Series D Preferred Stock") (the Series C Preferred Stock and the Series D Preferred Stock collectively the "Preferred Stock"), and (ii) to consider and vote upon a proposal (the "Charter Amendment Proposal") to amend the Company's Amended and Restated Certificate of Incorporation (the "Certificate") to increase the number of shares of Common Stock authorized for issuance from 50,000,000 to 100,000,000 shares (the Preferred Stock Proposal and the Charter Amendment Proposal collectively the "Proposals").

      The Board unanimously recommends that stockholders vote FOR the Proposals. As of the date of this Proxy Statement, the Board knows of no other business to come before the Meeting.

EXERCISE OF DISCRETION BY PROXIES

      Each properly executed proxy received at or before the Meeting on December 22, 1998 or any adjournments thereof will be voted at the meeting as specified therein. A proxy may be revoked at any time prior to its exercise by delivering written notice of its revocation to the Secretary of the Company, by a later dated proxy, or by attending the Meeting and voting in person. If a stockholder does not specify otherwise, the shares represented by proxy will be voted as recommended by the Board. Thus, if no directions are given, the proxy will be voted FOR the Proposals.

      The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice and with respect to other matters which are appropriately brought before the Meeting. Except as disclosed herein, at the date hereof, the management of the Company knows of no such amendments, variations or other matters.

      The expense of this proxy solicitation, including the cost of preparing and mailing the Proxy Statement and the proxy, will be paid by the Company. Such expense may also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of the Company's Common Stock. The Company expects to solicit proxies primarily by mail, but directors, officers, employees, and agents of the Company may also solicit proxies in person or by telephone or by other electronic means. In addition, the Company has retained Regan & Associates, Inc. to assist in the solicitation of proxies for which the Company will pay an estimated $10,000 in fees, plus expenses and disbursements. The Proxy Statement and the accompanying proxy were first mailed to stockholders on or about November__, 1998.

VOTING SHARES, QUORUM AND VOTES REQUIRED

       The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting shall constitute a quorum for the transaction of business. The Preferred Stock Proposal to be voted on at the Meeting requires the affirmative vote of a majority of the voting power present and entitled to vote at the meeting, while the Charter Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock. Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the meeting. Abstentions and broker non-votes (as hereafter defined) will be counted as present by the election inspectors for the purpose of determining the presence of a quorum. For the purpose of computing the vote required for approval of matters to be voted on at the Meeting, the election inspectors will treat shares held by a stockholder who abstains from voting as being "present" and "entitled to vote"on the matter and, thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter, and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares of the Company's Common Stock represented at the Meeting in person or by proxy by a broker or nominee, where such broker or nominee does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote. Under the rules of the National Association of Securities Dealers, generally, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients' proxies in their own discretion on routine matters.

      A stockholder may, with respect to the Proposals: (i) vote for the matter;
(ii) vote against the matter; or (iii) abstain from voting on the matter.

      Only holders of the Company's Common Stock of record at the close of business on November 4, 1998, will be entitled to receive notice of and to vote at the Meeting. The Company had approximately ______ shares of Common Stock outstanding on the record date which are entitled to vote, and each such share is entitled to one vote.



PROPOSAL 1: TO APPROVE THE ISSUANCE OF THE SHARES OF COMMON STOCK
ISSUABLE UPON CONVERSION OF THE SERIES C PREFERRED STOCK AND THE
                           SERIES D PREFERRED STOCK


GENERAL

      Pursuant to the terms of a Securities Purchase Agreement dated February 6, 1998, the Company issued and sold an aggregate of 10,000 shares of Series C Preferred Stock, resulting in aggregate gross proceeds to the Company of $10,000,000 (the "Series C Private Placement"). In addition, pursuant to the terms of a Securities Purchase Agreement dated May 8, 1998 and a Securities Purchase Agreement dated June 26, 1998, the Company issued and sold an aggregate of 10,000 shares of Series D Preferred Stock, resulting in aggregate gross proceeds to the Company of $10,000,000 (the "Series D Private Placements")(the Series C Private Placement and the Series D Private Placements collectively the "Private Placements"). All of the securities sold in the above transactions were sold in private placements solely to accredited investors.

      Stockholders of the Company are being asked to consider and vote upon a proposal to approve the issuance to holders of the Series C Preferred Stock and the Series D Preferred Stock of the full number of shares of Common

Stock to which such holders would be entitled upon conversion of the Series C Preferred Stock or the Series D Preferred Stock, as the case may be, to satisfy the requirements of the NASDAQ Stock Market ("Nasdaq").

SUMMARY OF TRANSACTION TERMS

      The following is a summary of the material terms of the Private Placements, which terms are qualified by reference to the full text of the underlying documents which have been filed as exhibits to the Company's current reports on Form 8-K filed on February 17, May 11, and June 29, 1998. See "Available Information".

DIVIDENDS. The holders of the Preferred Stock are not entitled to receive dividends. The holders are entitled to receive upon conversion, payable in cash or Common Stock at the election of the Company, an annual premium of 4% on the aggregate "Stated Value" (i.e., $1,000 per share) of the applicable series of Preferred Stock (the "Additional Amount").

VOTING RIGHTS. The holders of the Preferred Stock have no voting rights except as provided by law and have no right to vote on the proposal in this Proxy Statement.

LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders ("Liquidation Funds") before any amount shall be paid to any class junior in rank to the Preferred Stock an amount per share of Preferred Stock equal to $1,000 plus any Additional Amount (the "Liquidation Preference"). In addition to the Liquidation Preference, in the event of any involuntary liquidation, dissolution or winding up, the holders will also be entitled to receive any Liquidation Funds distributed to the holders of the Common Stock, after the Liquidation Preference has been paid, to the same extent as if such holders of the Preferred Stock has converted their shares into Common Stock (without regard to any limitations on conversion) and had held such shares of Common Stock on the record date for the distribution of the remaining Liquidation Funds.

CONVERSION. The shares of Preferred Stock generally are not convertible until the earlier of 90 days after the issuance date or upon the effectiveness of a registration statement filed under the Securities Act of 1933 registering the resale of the shares of Common Stock issuable upon conversion. Pursuant to the agreements between the Company and the holders of the Preferred Stock, the holders have agreed to limit their conversions of the Preferred Stock such that no more than 1,200,000 shares of Common Stock will be issued upon conversion in any rolling 30 day period. However, these conversion restrictions do not apply in the event of certain "Extraordinary Events", as defined, which generally include certain mergers, business combinations, or change in control transactions, certain private placements of equity securities, the suspension or delisting of the Company's Common Stock, or an announcement of a bankruptcy or other similar event. The holders of the Preferred Stock have agreed to not convert their respective holdings of the Preferred Stock if after giving effect to such conversion the holder would beneficially own in excess of 5% of the outstanding shares of Common Stock of the Company following such conversion, except on 61 days prior notice to the Company. In no event may the holders beneficially own upon conversion in excess of 15% of the outstanding shares of Common Stock of the Company without the prior consent of the Company, except in case of a "Triggering Event" (which the holders have notified the Company has occurred). See "Summary of Transaction Terms -- Registration of Shares". The holders may not convert their respective holdings of Preferred Stock unless their conversion notice contains at least 200 shares, or all of such lesser amount of shares of Preferred Stock then held. The Preferred Stock will convert automatically into Common Stock at the Conversion Price (as hereinafter defined) then in effect on the second anniversary date of issuance, to the extent any shares of the applicable issuance of Preferred Stock remain outstanding.

      Each share of Preferred Stock is convertible into that number of shares of Common Stock equal to (i) $1,000 (the "Stated Value"), plus an Additional Amount, divided by (ii) the applicable Conversion Price. With respect to the Series C Preferred Stock, the applicable Conversion Price is the lesser of (i) $9.082 per share (the "Series C Fixed Conversion Price"), or (ii) a variable conversion price which is 97% of the average of the three lowest closing bid prices of the Common Stock as reported on Bloomberg for the ten consecutive trading days before the date of conversion. The Series D Preferred Stock has an applicable Conversion Price of the lesser of (i) $9.082 per share, which will be reset to $2.998 effective November 10, 1998, which reset price represents the 5 day average daily volume-weighted average trading price as reported by Bloomberg of the Common Stock for the five trading days following the date the Company filed its report on Form 10-Q for the period ending June 30, 1998 (the "Series D Fixed Conversion Price"), or (ii) a variable conversion price which is 97% of the average of the three lowest closing bid prices of the Common Stock as reported on Bloomberg for the ten consecutive trading days before the date of conversion. In addition, in the event that for any 20 of 30 consecutive trading days beginning on the applicable conversion effective date the daily volume weighted average trading price (as reported on Bloomberg) of the Common Stock equals or exceeds 150% of the applicable Fixed Conversion Price or $12, then the Company can elect for the conversion price on the Preferred Stock to equal the applicable Fixed Conversion Price. In the event that the Company or the transfer agent do not timely effect a conversion or reissuance of the remaining shares of Preferred Stock, the Company is subject to certain liquidated damage penalties, adjustments to the applicable Fixed Conversion Price and certain other penalties as more fully described in the applicable Certificate of Designations. See "Available Information".

      The Series D Preferred Stock has also activated certain anti-dilution and repricing provisions in warrants issued by the Company to SJMB, L.P. and St. James Capital Partners, L.P. in previous financings. Such repricing and antidilution provisions in such warrants could result, assuming the full exercise of such warrants, in the issuance of over 1.7 million additional shares of Common Stock than were originally covered by such warrants, with an exercise price being adjusted downward to the applicable conversion price of the Series D Preferred Stock.

REDEMPTION. The holders of the Preferred Stock may require the Company to redeem the Preferred Stock upon the consummation of a "Major Transaction" or a "Triggering Event" at a price per share equal to the greater of (i) 120% of the Stated Value of such shares and (ii) the product of the applicable conversion rate in effect on the date of the "Major Transaction" or the date a notice of redemption is delivered in the case of a "Triggering Event", and the closing sales price of the Common Stock on the trading date immediately preceding such date on which the "Major Transaction" or "Triggering Event" occurred. Generally a "Major Transaction" is defined to include certain consolidations, mergers, business combinations, or tender offers involving more than 49.9% of the outstanding Common Stock of the Company, or the sale or transfer of substantially all of the Company's assets. A "Triggering Event" is generally the failure of the registration statement shares issuable upon conversion to be declared effective within 180 days of the scheduled effective date, the effectiveness of the registration statements lapses for seven or more consecutive days (subject to applicable grace periods), the registration statement is unavailable for the sale of all of the "Registrable Securities" (as defined) for seven or more consecutive days in accordance with the terms of the applicable registration rights agreement, the delisting of the Company's Common Stock for seven consecutive days, certain failures to comply with conversions of the Preferred Stock for 10 or more consecutive days, the inability of the Company to issue conversion shares due to limitations imposed by Nasdaq, or certain breaches of representations, warranties, covenants or terms of the transaction documents which would have a Material Adverse Effect (as defined). If the Company is unable to redeem all of the shares submitted for redemption, it is required to redeem those shares it is able to redeem pro-rata and it will pay interest to the holders on any shares which were not redeemed as required at 2.5% per month. In addition, the holders are also entitled to void their redemption notices and receive a reset of their applicable Fixed Conversion Price, as more fully set forth in the applicable Certificate of Designations. See "Available Information".

      In addition, as more fully set forth in the applicable Certificate of Designations, the Company may redeem the Preferred Stock following 90 days after the issuance date if the average of the volume-weighted average trading price of the Common Stock for the prior ten consecutive trading days is less than $3 per share. In such event, the redemption price will be equal to 110% of the Stated Value per share plus the Additional Amount.

REGISTRATION OF SHARES. The Company is required to initially register with the Securities and Exchange Commission (the "Commission") the resale of at least 175% of the number of shares of Common Stock issuable upon conversion of the Preferred Stock based on the applicable conversion price in effect on the date of the filing of such registration statement. The Company has agreed to file a new registration statement or file an amendment to the existing registration statement if the existing registration statement is not sufficient to cover at least 150% of the number of the shares of Common Stock issuable upon conversion. As of October 28, 1998, the Company has an effective registration statement on Form S-3 covering the resale of shares of Common Stock issuable upon conversion of the Series C Preferred Stock (Registration No. 333-49379) (the "Series C Registration Statement"), and with respect to 5,000 shares of the Series D Preferred Stock issued on May 8, 1998 (Registration No. 333-53451) (the "Series D1 Registration Statement"). In addition, the Company has filed a registration statement on Form S-3 on August 10, 1998 which covers the remaining 5,000 shares of Series D Preferred Stock which were issued on June 26, 1998 which has not been declared effective by the Commission as of October 28, 1998. Due to decreases in the market price of the Common Stock following the initial filings of such registration statements, such registration statements are insufficient to cover the number of shares required to be registered and which are issuable upon conversion of the Series C Preferred Stock and the Series D Preferred Stock, respectively. Pursuant to an agreement between the Company and the holders of the Preferred Stock, the Company plans to register a portion of the additional shares required to be registered, and following the Meeting, assuming approval of the Proposals, plans to register the full amount of additional shares it is required to register.

      Pursuant to contractual provisions with Citadel, since all of such shares are not currently registered as required, Citadel has informed the Company that a "Triggering Event" has occurred with respect to the Preferred Stock and, further, that the Company has incurred certain liquidated damages. Upon the occurrence of such a Triggering Event, the holders of the Preferred Stock can require the Company to redeem the Preferred Stock at a price equal to the greater of (i) 120% of the Stated Value, or (ii) an amount equal to the conversion rate then in effect multiplied by the market price of the Company's Common Stock on the date before the Triggering Event occurred. Further, provisions which limit the holder to owning no more than 15% of the Common Stock upon conversion without the prior consent of the Company would no longer apply. The Company is attempting to secure waivers from the holders of the Preferred Stock with respect to the enforcement of the remedies upon the occurrence of a Triggering Event and the payment of the liquidated damages, although no assurances can be given that such efforts will be successful. The enforcement of the redemption provisions which occur upon a Triggering Event and the enforcement of the liquidated damages provision against the Company could have a material adverse effect on the Company's results of operations and financial position, as well as its ability to continue as a going concern.


OTHER TERMS. The transactions documents relating to the Preferred Stock also contain certain other representations, warranties, agreements, and indemnification obligations of the Company. These include, among other things, the obligation of the Company to obtain approval of the Company's stockholders within 60 days in the event that the number of shares already issued in connection with conversions of the Preferred Stock or issuable upon the future conversion of the Preferred Stock exceeds 15% or more of the number of shares of Common Stock outstanding as of February 9, 1998. The operative agreements also contain (i) certain restrictions on the holders of the Preferred Stock from selling shares of Common Stock on any single trading day in excess of 20% of the trading volume of the Common Stock on such date of determination except on days where the trading volume is in excess of 200% of the trading volume for the prior six months or upon the occurrence of certain Extraordinary Events, Major Transactions, or Triggering Events (as defined), (ii) prohibit the holders from engaging in "short sales" as defined in Rule 3b-3 of the Securities Exchange Act of 1934, (iii) prohibit the Company from redeeming any of its Common Stock or paying any cash dividends on its Common Stock, (iv) limit the ability of the Company to issue any senior preferred stock, (v) prohibit the Company from engaging in any private placements of equity or debt convertible into equity before the effectiveness of the registration statement covering the applicable Preferred Stock (except for conversions to Common Stock or exercises to purchase Common Stock of currently outstanding warrants, options, or convertible securities, bona fide loans without an equity feature, grant of equity to employees and directors under employee benefit plans, Rule 144A financings, and certain other exceptions), and (vi) prohibit the Company from entering into certain related party transactions except in accordance with Delaware law. The shares of Preferred Stock are also subject to antidilution provisions which are triggered in the event of certain stock splits, recapitalizations, or other dilutive transactions, as well as issuances of Common Stock at a price below 95% of the market price in effect, or the issuance of warrants, options, or other convertible securities which have an exercise price less than 95% of the market price on the date of issuance, other than for certain previously outstanding securities. The shares of Preferred Stock are also subject to certain repricing provisions in the event that the Company issues any convertible securities which have a variable conversion price which is at a 5% or greater discount to the market price of the Common Stock on the conversion date.

NASDAQ RULES AND STOCKHOLDER APPROVAL.

      Under the rules of the Nasdaq, as a condition of listing, the Company is required to obtain stockholder approval of the sale or issuance of Common Stock (or securities convertible into Common Stock) by the Company equal to 20% or more of the Common Stock before the issuance at a price less than the greater of book or market value. In addition, stockholder approval is also required in connection with transactions which are deemed to be a "change in control". Although the Company does not believe that the issuance of the Preferred Stock in the Private Placements constitute a change in control under the Nasdaq rules, if the transaction were to be so construed, the approval sought would be effective to satisfy the stockholder vote required. In addition, as noted, the Company has agreed with the purchasers of the Preferred Stock that it will use its best efforts to obtain stockholder approval within 60 days of the receipt of notice from the holders that the number of shares of Common Stock already issued in connection with conversions of the Preferred Stock or issuable upon the future conversion of the Preferred Stock exceeds 15% or more of the number of shares of Common Stock outstanding as of February 9, 1998, generally without regard to any limitations on conversion (i.e., approximately 3,622,128 shares). The Company has received such notice from the purchasers of the Preferred Stock and accordingly has agreed to obtain such stockholder approval, absent applicable waiver from Nasdaq, on or before the date of the Meeting.

      The exact number of shares of Common Stock issuable upon exercise of each of the shares of Preferred Stock issued in the Private Placement cannot currently be estimated because the Preferred Stock is subject to adjustment mechanisms in the applicable Conversion Price which cause the number of shares issuable to be dependent on future events, namely the future trading prices of the Common Stock and the decisions on conversions made by the holders of the Preferred Stock. The variable conversion price formulas applicable to the Preferred Stock will cause the number of shares of Common Stock to be issued to vary inversely with the market price of the Common Stock. In order to assure continued compliance with the Nasdaq, the terms of the Private Placement provide that shares of Common Stock issuable upon conversion of the Preferred Stock may not be issued if such issuance would violate Nasdaq rules (i.e., issuances of Common Stock in excess of approximately 4,799,995 shares) unless the stockholder approval sought hereby is obtained. If the approval sought is not obtained, the Company may be required to redeem a portion of the Preferred Stock. See "Consequences if Stockholder Approval Not Obtained".

CONSEQUENCES IF STOCKHOLDER APPROVAL NOT OBTAINED

      The Company is obligated to use its best efforts to obtain stockholder approval. If the stockholder approval sought hereby is not obtained, the Company will be prohibited under the terms of its listing agreement with Nasdaq from issuing more than an aggregate of approximately 4,799,995 shares of Common Stock in connection with the Private Placements which is slightly less than 20.0% of the shares of Common Stock outstanding on the date of the Series C Private Placement (the "Nasdaq 20% limitation"). If the Company would be unable to issue any additional shares of Common Stock due to the Nasdaq 20% limitation, the Company would be required to redeem the shares at the option of the holders at a price per share equal to the greater of (i) 120% of the Stated Value of such shares and (ii) the product of the applicable conversion rate in effect on the date a notice of redemption is delivered by the holders and the closing sales price of the Common Stock on the trading day immediately preceding such event (the "Special Redemption Price"). Further, the holder could argue that failure to obtain such stockholder approval was a breach of the Company's obligations under the operative transactions documents which had a Material Adverse Effect. If such an argument were successful, the Company may be obligated to redeem all of the outstanding shares of Preferred Stock at the Special Redemption Price without regard to whether or not the Company was able to issue any additional shares of Common Stock. The redemption must be completed within five business days of the event which required such redemption. As noted, if the Company is required to redeem all of the shares of Preferred Stock submitted for redemption, it is required to redeem those shares it is able to redeem pro-rata and it will pay interest to the holders on any shares which were not redeemed as required at 2.5% per month. In addition, the holders are also entitled to void their redemption notices and receive a reset of their applicable Fixed Conversion Price, as more fully set forth in the applicable Certificate of Designations. See "Available Information".

      The Company does not have, and does not expect to have, available the cash resources to satisfy such required redemptions of the Preferred Stock, and in the event that it is required to make the required interest payments there would likely be a material adverse effect on the Company's results of operations and financial position. Accordingly, if stockholder approval of the transactions is not obtained, the Company's ability to continue as a going concern could be materially and adversely affected.

EFFECT OF CONVERSION OF PREFERRED STOCK ON HOLDERS OF COMMON STOCK

      The issuance of Common Stock upon the conversion of the Preferred Stock will have no effect on the rights or privileges of existing stockholders except to the extent that the interest of each stockholder in the economic results and voting power in the Company is reduced pro rata based on the number of shares owned by existing shareholders prior to any issuance. As noted above, the exact number of shares of Common Stock issuable upon conversion of the Preferred Stock cannot currently be determined but such issuances will vary inversely with the market price of the Common Stock to the extent the variable conversion price applies, and such shares will be issued at a 3% discount to a defined average market price. The current holders of Common Stock will be diluted by issuances of Common Stock upon conversion of the Preferred Stock to an extent that depends on the future market price of the Common Stock, the timing of conversions of Preferred Stock and exercise of the related placement agent warrants, and whether the Company opts to pay cash for the Additional Amount in lieu of additional shares of Common Stock upon conversion of the Preferred Stock. See "--Summary of Transaction Terms."

USE OF PROCEEDS

      The aggregate net proceeds received by the Company from the issuance of Series C Preferred Stock and the Series D Preferred Stock was approximately $9,179,000 and $9,645,000, respectively (after cash fees to the placement agents and estimated transaction expenses). The net proceeds of the Private Placements were used for working capital and general corporate purposes.

INTERESTS OF CERTAIN PERSONS

      None of the investors in the Preferred Stock transactions is a director, executive officer or five percent shareholder of the Company or an affiliate of any such person or entity.

PLACEMENT AGENT COMPENSATION

      The placement agents for the Series C Private Placement were Lifeline Industries, Inc. ("Lifeline") and Hambrecht & Quist L.L.C. ("H&Q"). Lifeline and H&Q were paid placement agent fees of $280,000 and $400,000, respectively. H&Q also received an immediately exercisable warrant to purchase 33,036 shares of Common Stock at an exercise price of $10.292 per share which expires on May 20, 2003. The placement agent for the Series D Private Placements was Lifeline. In connection with the May 8, 1998 Series D Private Placement, Lifeline received a placement fee of $125,000, and in connection with the June 26, 1998 Series D Private Placement Lifeline received $62,5000 and an immediately exercisable warrant to purchase 30,000 shares of Common Stock at an exercise price of $2.00 per share which expires on April 30, 2005. The placements agents have already received their fees and warrants and will be able to retain them whether or not stockholder approval sought hereby is obtained.

VOTE REQUIRED

      The proposal requires the approval of a majority of the votes cast at the Meeting by the holders of Common Stock. THE COMPANY'S BOARD RECOMMENDS THAT YOU VOTE FOR THE PREFERRED STOCK PROPOSAL.

                    PROPOSAL 2: TO INCREASE THE AUTHORIZED
                NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK

PROPOSED AMENDMENT.

      The Company's Board has unanimously adopted a resolution proposing and declaring advisable the Charter Amendment Proposal which would increase the authorized number of shares of Common Stock from 50,000,000 shares to 100,000,000 shares. The increased shares will be used for general corporate purposes. The number of authorized shares of the Company's Preferred Stock would remain unchanged. The proposed increase in the authorized shares of Common Stock would be accomplished by amending Section 4.1 of Article IV of the Company's Certificate to read as follows:

            Section 4.1. TOTAL NUMBER OF SHARES OF CAPITAL STOCK. The total number of shares of capital stock of all classes which the Company shall have authority to issue is 150,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 50,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

BACKGROUND.

      As of October 28, 1998, 29,446,054 shares of Common Stock were issued and outstanding and another 13,849,360 shares are required to be reserved for issuance in connection with the exercise or conversion of certain outstanding warrants, stock options, or convertible securities, other than the Preferred Stock. With respect to the Preferred Stock, the Company is required to reserve at least 150% of the shares of Common Stock that are issuable upon exercise. As of October 28, 1998, there were 3,907 shares of Series C Preferred Stock and 8,250 shares of Series D Preferred Stock which had not been converted. Assuming a variable conversion price of each of $2.43 per share for the Preferred Stock, the Company would be required to reserve for issuance 2,422,887 shares and 5,103,093 shares, respectively. When these amounts are combined with the other shares reserved for issuance, together with the shares presently outstanding, the Company would have no additional shares of Common Stock available for future issuance.

CONSEQUENCES IF APPROVED.

      The Charter Amendment will allow the Company to issue all of the shares of Common Stock which it may be required to issue under the terms of its securities and will provide the Company with the capability and flexibility in its capital structure for investments and acquisitions, stock splits or stock dividends, stock plans, financings, for shares issuable upon conversion of the Preferred Stock and other securities convertible or exercisable into Common Stock, and for other general corporate purposes.

      Authorized but unissued shares of the Common Stock may be issued at such times, for such purposes and for such consideration as the Board may determine to be appropriate. Such action can be taken without further authorization from the stockholders unless otherwise required by applicable laws or Nasdaq rules or on such other stock exchange on which the Common Stock may be listed. The Nasdaq, on which the Company's Common Stock is currently listed, requires stockholder approval in certain instances, including (i) the issuance of Common Stock in acquisitions where the potential issuance of stock could result in an increase in the number of shares of common stock outstanding by 20% or more,
(ii) a transaction or series of related transactions that would result in the original issuance of additional shares of Common Stock, other than in a public offering for cash, if the Common Stock (including securities convertible into or exercisable for Common Stock) has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the Common Stock, or if the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the Common Stock; or (iii) a transaction or series of transactions whereby the issuance would result in a change in control of the Company. The additional shares of Common Stock to be authorized will have the same status as presently authorized Common Stock and approval of the Charter Amendment Proposal will have no immediate effect on the rights of existing stockholders. Holders of the Common Stock do not have preemptive purchase rights with respect to any newly issued shares. To the extent that the additional authorized shares are issued in the future, they could decrease the existing stockholders' relative percentage ownership in the Company.

      The proposed increase in authorized shares is not intended to impede a change in control of the Company, and the Company is not aware of any current efforts to acquire control of the Company. However, it is possible that the additional shares could be issued as a means of preventing or discouraging an unsolicited change in control of the Company. The issuance of additional shares could be used to dilute the ownership of anyone seeking to gain control of the Company or could be placed with an entity opposed to change in control. Management has no present intention to propose any anti-takeover measures in future proxy solicitations.

CONSEQUENCES IF APPROVAL NOT OBTAINED.

      If stockholder approval of the Charter Amendment is not obtained, unless otherwise waived, the Company would be in breach of certain of its existing agreements (including with the holders of the Preferred Stock) and would be prohibited from issuing any additional shares of Common Stock.

      Assuming that all of the securities which are excisable or converted into Common Stock are in fact exercised or converted, the Company could be in the position of not being able to issue the full number of shares of Common Stock, as required under the terms of the applicable warrants, options or convertible securities. The Company does not believe that such an event is reasonably likely to occur due to the exercise and conversion prices of certain of the securities being significantly in excess of the current market price of the Common Stock, as well as the fact that the holders of the Preferred Stock have required that the Company reserve for issuance a number of shares which is significantly in excess over what could presently become issuable upon conversion. However, if certain events were to occur and the Company was not able to issue such shares of Common Stock as required, it could be in breach of the terms of such securities.

      The Company is prohibited from issuing shares of Common Stock or new securities exercisable or convertible into Common Stock in excess of the number of shares which are presently authorized. Accordingly, the Company's capitalization and financial flexibility are severely limited. In addition, due to the Company's cash flow position and results of operations, the Company has to issue shares of Common Stock or securities excisable or convertible into Common Stock to persons in connection with financial transactions or financial obligations. In addition, in order to attract and retain qualified employees, the Company is frequently required to issue stock options or Common Stock to such persons. Until stockholder approval is obtained, the Company could be in the position of not being able to issue any additional shares of Common Stock or securities (including options) exercisable or convertible into Common Stock to such persons and employees. This could have a material adverse effect on the Company. Accordingly, the Board believes that approval of the amendment to the Certificate to increase the number of authorized shares should be approved.

VOTE REQUIRED.

      The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is required to approve the Charter Amendment Proposal. THE COMPANY'S BOARD RECOMMENDS A VOTE FOR THE CHARTER AMENDMENT PROPOSAL.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of October 28, 1998 (unless otherwise indicated), with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" below; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the information included below is based upon the Company's stock transfer records as maintained by the Company's stock transfer agent.

      The number of Common Stock beneficially owned by each director or executive officer is determined under the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after October 28, 1998 (unless otherwise indicated) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute admission of beneficial ownership of those shares.


Name and Address            Amount and Nature of      Percent of Class
of Beneficial Owner         Beneficial Ownership
-------------------------- ---------------------- -------------------------
Herman M. Frietsch               848,122(1)                 2.85%

Peter E. Ianace                  218,095(2)                   *

R. Eugene Helms                  135,000(3)                   *
269 W. Renner Parkway
Richardson, Texas

Edwin J. Ducayet, Jr.             80,671(4)                   *

Anton Liechtenstein              402,400(5)                 1.36%
Administration and Trust Co.
Josef Rheinbergerstrasse 6
Vaduz, Liechtenstein

Philip P. Sudan, Jr.             294,816(6)                   *
Two Houston Center, Suite 3900
Houston, Texas

Robert E. Garrison II            150,000(7)                   *
5599 San Felipe, 3rd Floor
Houston, Texas

The Coastal Corporation Second 5,662,897(8)                16.62%
Pension Trust
Nine Greenway Plaza
Houston, Texas 77046

SJMB, L.P.                     1,872,777(9)                 5.98%
1980 Post Oak Blvd., Suite 2030
Houston, Texas 77056

All Directors and Executive    2,129,104(10)                7.23%
Officers as a group (7 persons)
-------------------------------------------------------------------------------

(1) Includes 290,000 shares issuable upon exercise of options which are currently exercisable or become exercisable by December 28, 1998. Includes 56,122 shares which assumes the conversion at a price of $2.00 per dollar of outstanding principal and interest of a loan made by Mr. Frietsch to the Company. Includes 6,000 shares owned beneficially by Mr. Frietsch's spouse as to which he disclaims beneficial ownership. Principal business address is 1100 Executive Drive, Richardson, Texas 75081.

(2) Includes 210,000 shares issuable upon exercise of options which are currently exercisable or become exercisable by December 28, 1998. Principal business address is 1100 Executive Drive, Richardson, Texas 75081.

(3) Includes 120,000 shares issuable upon exercise of options which are currently exercisable or become exercisable by December 28, 1998.

(4) Includes 58,333 shares issuable upon exercise of options which are currently exercisable or become exercisable by December 28, 1998. Principal business address is 1100 Executive Drive, Richardson, Texas 75081.

(5) Includes 125,000 shares issuable upon exercise of options which are currently exercisable or become exercisable by December 28, 1998.

(6) Includes 120,000 shares issuable upon exercise of options which are currently exercisable or become exercisable by December 28, 1998. Includes 74,816 shares which assumes the conversion at a price of $2.00 per dollar of outstanding principal and interest of a loan made by Mr. Sudan to the Company.

(7) Represents 150,000 shares issuable upon exercise of options which are currently exercisable or become exercisable by December 28, 1998.

(8) Based solely upon information supplied to the Company by The Coastal Corporation Second Pension Trust, includes 4,219,409 shares of Common Stock issuable upon exercise of the Company's Series A Preferred Stock and 450,00 shares issuable upon conversion of a currently exercisable warrant.

(9) Based solely on information contained in Schedule 13D of SJMB, L.P. filed on July 16, 1998.

(10) Includes 1,073,333 shares issuable upon exercise of options which are currently exercisable or become exercisable by December 28, 1998.

  *   Indicates holdings of less than one percent.


         STOCKHOLDER PROPOSALS AND SUBMISSIONS FOR 1999 ANNUAL MEETING

      If any Stockholder wishes to present a proposal to be considered for inclusion in the proxy materials to be solicited by the Company's Board of Directors with respect to the next Annual Meeting of Stockholders, such proposal shall have been presented to the Company's management by February 18, 1999. Such proposals should be directed to the Company at 1100 Executive Drive, Richardson, Texas 75081, Attention: Chief Financial Officer and Assistant Secretary.

                             AVAILABLE INFORMATION

      The Company files annual, quarterly and current reports, proxy statements, and other information with the Commission. You may read and copy and reports and statements or other information the Company files at the Commission's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1(800) SEC-0330 for further information on the operation of the public reference rooms. The Company's SEC filings are also available to the public on the Commission Internet site (http://www.sec.gov).

      The Company filed with the Commission Current Reports on Form 8-K dated February 17, May 11, and June 29, 1998 (collectively the "Form 8-K's"), which describe the Private Placements and contain copies of the operative transaction documents as exhibits. The Company will provide without charge to each person to whom a copy of this proxy statement is delivered, upon the written or oral request of such persons, a copy of the Form 8-K's. Requests for such copies should be addressed to Assistant Secretary, Intelect Communications, Inc., 1100 Executive Drive, Richardson, Texas 77081, telephone (972) 367-2100. Copies of such documents are also located on the Commission Internet site (http://www.sec.gov).

      THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOUR VOTE IS

IMPORTANT. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT ANYTIME PRIOR TO THE VOTE.

                                          By Order of the Board of Directors
Dated:November__, 1998                    HERMAN M. FRIETSCH
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

               Please date, sign and mail your proxy card back as
                                soon as possible!

                         Special Meeting of Stockholders

                          INTELECT COMMUNICATIONS, INC.

                                December 22, 1998




                 Please Detach and Mail in the Envelope Provided
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
 [X]    Please mark your votes as in this example.

                                    PLEASE SIGN, DATE AND RETURN THE PROXY CARD
                                    PROMPTLY USING THE ENCLOSED ENVELOPE

1. To approve the issuance of the Common Stock issuable upon conversion of the Series C Preferred Stock and the Series D Preferred Stock

                                                FOR    AGAINST  ABSTAIN
                                                [_]      [_]      [_]

2. To approve the amendment to the Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance to 100,000,000 shares

                                                [_]      [_]      [_]

                                    In their discretion, the proxies are
                                    authorized to vote upon matters not known to the Board of Directors as of the date of the accompany ing proxy statement, matters incident to the conduct of the meeting and to vote for any nominee of the Board whose nomination results from the inability of any of the above named nominees to serve. UNLESS OTHERWISE SPECIFIED IN THE SQUARES PROVIDED, THE PROXIES SHALL VOTE FOR THE PROPOSAL ABOVE.

Signature _____________________________________

Signature if held jointly____________________________ Dated:_______________ 1998

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                          INTELECT COMMUNICATIONS, INC.
                PROXY SOLICITED BY DIRECTORS FOR SPECIAL MEETING
                                December 22, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned, having received the notice of the Special Meeting, hereby appoints Herman M. Frietsch and Edwin J. Ducayet, Jr., and each of them, with full power of substitution, are hereby authorized as attorneys and proxies of the undersigned to represent and to vote all shares of the undersigned in Intelect Communications, Inc. at the special meeting of stockholders of Intelect Communications, Inc. to be held on December 22, 1998 and at any adjournments thereof.